                                                                     Exhibit 4.8

                            SIXTH AMENDMENT AGREEMENT


         This Sixth Amendment Agreement is made as of the 18th day of November, 1997, by and among PARK-OHIO INDUSTRIES, INC., an Ohio corporation ("Borrower"), KEYBANK NATIONAL ASSOCIATION (successor by merger to Society National Bank), as Agent ("Agent") and the banking institutions listed on Annex 1 attached hereto and made a part hereof ("Banks"):

         WHEREAS, Borrower, Agent and the Banks are parties to a certain Credit Agreement dated as of April 11, 1995, as amended and as it may from time to time be further amended, restated or otherwise modified, which provides, among other things, for a revolving credit and a term loan aggregating One Hundred Seventy-Five Million Dollars, all upon certain terms and conditions ("Credit Agreement");

         WHEREAS, Borrower, Agent and the Banks desire to amend the Credit Agreement to reduce the amount of the credit facility to Fifty Million Dollars ($50,000,000) and to modify certain other provisions thereof;

         WHEREAS, each term used herein shall be defined in accordance with the Credit Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations, Borrower, Agent and the Banks agree as follows:

         1. As used in this Sixth Amendment Agreement, "Effective Date" shall mean the date when all of the following shall have occurred:

         (a) Borrower shall have made a prepayment in full of the Term Loan in an amount equal to the unpaid principal balance of the Term Loan, together with all interest accrued thereon through the date of such prepayment.

         (b) Borrower shall have made a prepayment of the Revolving Loans such that the aggregate principal amount of all outstanding Revolving Loans shall not exceed Fifty Million Dollars ($50,000,000).

         (c) With respect to each prepayment of a LIBOR Loan pursuant to (a) and
(b) hereof, Borrower shall have paid to Agent, for the account of each of the Banks, any prepayment penalty required to be paid pursuant to Section 2.4 of the Credit Agreement as a result of such prepayment.

         (d) Borrower shall have complied with each of the conditions set forth in Section 19 of this Sixth Amendment Agreement.

         (e) Borrower shall have furnished to Agent and each Bank a copy of the Indenture and ancillary documents relating to the Senior Subordinated Notes, including, but not limited to any Offering Memorandum prepared in connection therewith, certified by the Secretary of Borrower as being true and complete, which Indenture shall be substantially in the form of the draft of the Indenture delivered to Agent on or prior to the date of this Sixth Amendment Agreement.

         (f) The Senior Subordinated Notes shall have been issued to the Senior Subordinated Noteholders.

         (g) A portion of the proceeds of the Senior Subordinated Notes shall have been placed in escrow pursuant to the provisions of the indenture relating to the 7.25% Convertible Senior Subordinated Debentures, due June 15, 2004, for payment in full of all Indebtedness outstanding under such debentures, and the then remaining balance of such proceeds shall have been paid and applied (i) as a prepayment in full of the Term Loan pursuant to subpart (a) of this Section 1 and (ii) as a partial prepayment of the Revolving Loans.

         (h) Borrower shall have delivered to Agent an opinion of counsel for Borrower (in the form agreed to by Agent and Borrower on or prior to the date of this Sixth Amendment Agreement) with respect to the transactions contemplated by the Indenture and with respect to this Sixth Amendment Agreement.

All of the subparts of this Section 1 shall be deemed to have occurred simultaneously if all of such subparts shall have occurred and none shall be deemed to have occurred if any one of them shall not have occurred.

         2. As of the Effective Date, Article I of the Credit Agreement is hereby amended to delete the definitions of "Revolving Credit Commitment" and "Total Commitment Amount" in their entirety and to insert in place thereof the following:

                  "Revolving Credit Commitment" shall mean the obligation hereunder of the Banks, during the Commitment Period, to make Revolving Loans up to an aggregate principal amount outstanding at any time equal to Fifty Million Dollars ($50,000,000) (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

                  "Total Commitment Amount" shall mean the obligation hereunder of the Banks, during the Commitment Period, to make Revolving Loans to Borrower up to the maximum aggregate principal amount outstanding at any time equal to Fifty Million Dollars ($50,000,000) (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

         3. Article I of the Credit Agreement is hereby amended to delete the definitions of "Consolidated Cash-In-Flow", "Consolidated Cash-Out-Flow", "Subsidiary" and "Total Funded Indebtedness" in their entirety and to insert in place thereof, respectively, the following:

                  "Consolidated Cash-In-Flow" shall mean, for the time period in question and on a consolidated basis and in accordance with generally accepted accounting principles not inconsistent with Borrower's present accounting procedures, the aggregate of (a) Consolidated Net Earnings, plus (b) Consolidated Depreciation, Obsolescence and

         Amortization Charges, minus (c) Capital Distributions (provided that Borrower's repurchase of the 7.25% Convertible Senior Subordinated Debentures, due June 15, 2004, after the Effective Date (as described in the Sixth Amendment Agreement, dated as of November 18, 1997 to this Credit Agreement) shall not constitute a Capital Distribution for purposes of determining Consolidated Cash-In-Flow).

                  "Consolidated Cash-Out-Flow" shall mean, for the time period in question and on a consolidated basis and in accordance with generally accepted accounting principles not inconsistent with Borrower's present accounting procedures, the aggregate of (a) the current portion of Funded Indebtedness for the period in question as of the end of that period, (b) all Capital Expenditures, and (c) all capital assets acquired for cash (nonborrowed money) as a result of one or more corporate acquisitions, mergers and/or consolidations; provided, however, that Borrower's repayment of the Term Loan and Revolving Loans with the proceeds of the Senior Subordinated Notes after the Effective Date (as described in the Sixth Amendment Agreement, dated as of November 18, 1997 to this Credit Agreement) shall be excluded from Consolidated Cash-Out-Flow.

                  "Subsidiary" of Borrower or any of its Subsidiaries shall mean
         (a) a corporation more than fifty percent (50%) of the voting power or capital stock of which is owned, directly or indirectly, by Borrower or by one or more other Subsidiaries of Borrower or by Borrower and one or more Subsidiaries of Borrower, (b) a partnership or limited liability company of which Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more Subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which Borrower, one or more other Subsidiaries of Borrower or such Person, directly or indirectly, has at least a majority ownership interest or the power to direct the policies, management and affairs thereof.

                  "Total Funded Indebtedness" shall mean, on a consolidated basis and in accordance with generally acceptable accounting principles not inconsistent with Borrower's present accounting procedures, all Funded Indebtedness of Borrower.

         4. Article I of the Credit Agreement is hereby amended to add the following new definitions thereto:

                  "Companies" shall mean Borrower and all Subsidiaries.

                  "Compliance Certificate" shall mean a certificate in the form of Exhibit C attached hereto.

                  "Financial Officer" shall mean any of the following officers: chief executive officer, president, chief financial officer, director of finance or controller.

                  "Funded Indebtedness" shall mean, for any period, all Indebtedness that is funded, including, but not limited to, current, long-term and Subordinated Indebtedness; provided, however, that (a) reimbursement obligations (contingent or otherwise) under any letter of credit, banker's acceptance, interest rate swap, cap, collar or floor agreement or other interest rate management device shall not be deemed to be "funded" so long as such obligation remains solely a contingent obligation, and (b) any guaranty shall be deemed to be "funded" but shall be measured without duplication to Indebtedness otherwise included as "funded".

                  "Indenture" shall mean that certain Indenture dated in November of 1997, between Borrower and Norwest Bank Minnesota, National Association, as trustee, pursuant to which the Senior Subordinated Notes will be issued to the Senior Subordinated Noteholders.

                  "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

                  "Senior Subordinated Noteholder" shall mean any one of the Senior Subordinated Noteholders under the Indenture.

                  "Senior Subordinated Notes" shall mean the Senior Subordinated Notes issued pursuant to the Indenture in November of 1997 and due in 2007.

         5. Section 5.3 of the Credit Agreement is hereby amended to add the following new subpart (f) thereto:

                  (f) concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate.

         6. As of the Effective Date, Section 5.11 of the Credit Agreement is hereby deleted in its entirety with the following being inserted in place thereof:

                  SECTION 5.11. BORROWING. The Companies shall not create, incur or have outstanding any obligation for borrowed money or any Indebtedness of any kind; provided that this Section shall not apply to
         (a) the Loans; (b) any loans granted to Borrower evidenced by promissory notes issued pursuant to any other agreement hereafter in effect so long as the aggregate principal amount of all such loans does not exceed Two Hundred Fifty Thousand Dollars ($250,000) at any one time outstanding; (c) the Indebtedness set forth in Annex 2 attached hereto and made a part hereof, provided that the 7.25% Convertible Senior Subordinated Debentures, due June 15, 2004 shall be specifically deleted therefrom; (d) loans to a Company from a Company so long as each such Company is Borrower or a Guarantor of Payment; or (e) the Indebtedness evidenced by the Senior Subordinated Notes up to an aggregate principal amount of One Hundred Seventy Five Million Dollars ($175,000,000), which proceeds shall be used solely for (i) payment of the 7.25% Convertible Senior Subordinated Debentures, due June 15, 2004, (ii) payment of the Term

         Loan, (iii) payment of the Revolving Loans, and (iv) working capital purposes in the ordinary course of business.

         7. Section 5.17 of the Credit Agreement is hereby deleted in its entirety with the following being inserted in place thereof:

         SECTION 5.17. NOTICE.

                  (a) Borrower shall cause a Financial Officer of Borrower to promptly notify Agent and the Banks whenever any Possible Default or Event of Default may occur hereunder or any other representation or warranty made in Article VI hereof or elsewhere in this Credit Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete; and

                  (b) Borrower shall provide notice to Agent and the Banks contemporaneously with any notice provided to the trustee or the Senior Subordinated Noteholders under the Indenture or the Senior Subordinated Notes.

         8. Section 5.20 of the Credit Agreement is hereby deleted in its entirety with the following being inserted in place thereof:

                  SECTION 5.20. Borrower's use of the proceeds of the Revolving Credit Commitment shall be solely for working capital purposes of Borrower and the Guarantors of Payment, in the ordinary course of business (which shall specifically exclude any acquisition or investment (other than investments allowed pursuant to subparts (i), (ii) and (iii) of Section 5.14 hereof)).

         9. Section 5.25 of the Credit Agreement is hereby deleted in its entirety with the following being inserted in place thereof:

                  SECTION 5.25. TOTAL DEBT TO CAPITALIZATION. Borrower and its Consolidated Subsidiaries will not suffer or permit at any time, on a consolidated basis, the ratio of (a) Total Funded Indebtedness to (b) Total Funded Indebtedness plus Equity, to exceed (i) .60 to 1.00 on June 30, 1997 through March 30, 1998, (ii) .55 to 1.00 on March 31, 1998 through December 31, 1998, and (iii) .50 to 1.00 on January 1, 1999 and thereafter, based upon Borrower's financial statements for the most recent calendar quarter.

         10. Article VII of the Credit Agreement is hereby amended to add the following new Sections thereto:

                  SECTION 7.10. DESIGNATED SENIOR INDEBTEDNESS. If any Company shall incur or permit to exist any Designated Senior Indebtedness (as defined in the Indenture) other than the Debt.

                  SECTION 7.11. SENIOR SUBORDINATED INDEBTEDNESS. If (a) any Event of Default (as defined in the Indenture), or any event or condition which with the lapse of time or giving of notice or both would constitute an Event of Default (as defined in the Indenture), shall exist under the Indenture, the Senior Subordinated Notes or any agreement executed by Borrower in connection therewith, (b) without the prior written consent of Agent and the Majority Banks, the Indenture or the Senior Subordinated Notes shall be amended or modified in any respect, (c) the Senior Subordinated Notes shall be accelerated for any reason, or (d) if the Indebtedness evidenced by the Senior Subordinated Notes, or any portion thereof, shall at any time fail or cease to be Subordinated to the Debt, or any portion of the Debt, including, but not limited to, the principal of each Note, all interest thereon and all commitment and other fees under this Credit Agreement.

                  SECTION 7.12. EFFECTIVENESS OF SIXTH AMENDMENT. If the Senior Subordinated Notes shall have been issued and the Effective Date (as described in the Sixth Amendment Agreement, dated as of November 18, 1997 to this Credit Agreement) shall not have occurred.

         11. Section 8.1 of the Credit Agreement is hereby deleted in its entirety with the following being inserted in place thereof:

                  SECTION 8.1. OPTIONAL DEFAULTS. If any Event of Default referred to in Section 7.1, 7.2., 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10,
         7.11 or 7.12 hereof shall occur, the Majority Banks shall have the right in their discretion, by directing Agent, on behalf of the Banks, to give written notice to Borrower, to

                  (a) terminate the Commitments and the credits hereby established, if not theretofore terminated, and, immediately upon such election, the obligations of the Banks, and each thereof, to make any further Loan or Loans hereunder, immediately shall be terminated, and/or

                  (b) accelerate the maturity of all of the Debt (if it be not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

         12. As of the Effective Date, the Term Loan Commitment shall be deemed to have been terminated.

         13. After the Term Loan has been paid in full pursuant to Section 1 of this Sixth Amendment Agreement, each Bank will mark its Term Note being prepaid "Canceled" and return the same to Agent for delivery to Borrower.

         14. After the date of this Sixth Amendment Agreement, and any provision of the Credit Agreement to the contrary notwithstanding, no Company shall (a) acquire the assets or stock of any

Person, (b) make or hold any investment in any stocks, bonds or securities of any kind for the purpose of acquiring the assets or stock of any Person, or, to the extent such investments (described in subpart (b) hereof) already exist, Borrower shall take no further or additional action to consummate or continue any such efforts which would have the effect of pursuing an acquisition.

         15. Within fourteen (14) days after the date of this Sixth Amendment Agreement, (a) Borrower shall cause Friendly & Safe Packaging Systems, Inc. to execute and deliver to Agent (i) a Guaranty of Payment, and (ii) an officer's certificate certifying the names of the officers of such Company authorized to sign the Guaranty of Payment, together with the true signatures of such officers and certified copies of (A) the resolutions of the board of directors of such Company evidencing approval of the execution and delivery of the Guaranty of Payment and the execution of other Related Writings to which such Company is a party, and (B) the Articles (or Certificate) of Incorporation and all amendments thereto of such Company; and (b) Borrower shall deliver an opinion of counsel acceptable to Agent with respect to Friendly & Safe Packaging System, Inc.

         16. As of the Effective Date, the Credit Agreement is hereby amended by deleting Annex 1 thereof in its entirety and by inserting in place thereof a new Annex 1, in the form of Annex 1 attached hereto.

         17. As of the Effective Date, the Credit Agreement is hereby amended by deleting Exhibit A in its entirety and by substituting in place thereof a new Exhibit A in the form of Exhibit A attached hereto.

         18. The Credit Agreement is hereby amended by adding a new Exhibit C in the form of Exhibit C attached hereto.

         19. Concurrently with the execution of this Sixth Amendment Agreement, Borrower shall:

         (a) execute and deliver to Agent new Revolving Credit Notes dated as of April 11, 1995, made payable to each Bank and in the form and substance of Exhibit A attached hereto;

         (b) pay all legal fees and expenses of Agent incurred on or prior to the date hereof in connection with this Sixth Amendment Agreement, the Credit Agreement, the issuance of the Senior Subordinated Notes, and the preparation and negotiation of all loan documentation, whether executed or unexecuted, involving Borrower, Agent and the Banks;

         (c) cause each Guarantor of Payment to consent and agree to and acknowledge the terms of this Sixth Amendment Agreement;

         (d) (i) cause each of Advance Vehicles, Inc., Arden Industrial Products, Inc. and General Aluminum Manufacturing Company II to execute and deliver to Agent (A) a Guaranty of Payment; and (B) an officer's certificate certifying the names of the officers of each such Company authorized to sign the Guaranty of Payment, together with the true signatures of such officers and certified copies of (x) the resolutions of the board of directors of such Company evidencing approval of the execution and delivery of the Guaranty of Payment and the execution of other Related Writings to which such Company is a party, and
(y) the Articles (or Certificate) of Incorporation and all amendments thereto of such Company; and (ii) deliver to Agent an opinion of counsel acceptable to Agent; and

         (e) provide such other items as may be reasonably required by Agent or the Banks on or prior to the date of this Sixth Amendment Agreement.

         20. Agent shall hold the new Revolving Credit Notes in escrow until the Effective Date. On the Effective Date, Agent shall deliver to each Bank its new Revolving Credit Note. After a Bank receives a new Revolving Credit Note, such Bank will mark its Revolving Credit Note being replaced thereby "Replaced" and return the same to Agent for delivery to Borrower;

         21. Borrower hereby represents and warrants to Agent and the Banks that
(a) Borrower has the legal power and authority to execute and deliver this Sixth Amendment Agreement; (b) the officers executing this Sixth Amendment Agreement have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; (d) no Possible Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Sixth Amendment Agreement or by the performance or observance of any provision hereof; (e) neither Borrower nor any Subsidiary has any claim or offset against, or defense or counterclaim to, any of Borrower's or any Subsidiary's obligations or liabilities under the Credit Agreement or any Related Writing, and Borrower and each Subsidiary hereby waives and releases Agent and each of the Banks and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all such claims, offsets, defenses and counterclaims of which Borrower and any Subsidiary is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto; and (f) this Sixth Amendment Agreement constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

         22. Each reference that is made in the Credit Agreement or any other writing to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby. This Sixth Amendment Agreement is a Related Writing as defined in the Credit Agreement.

Address: 200 Public Square                MELLON BANK, N.A.
         29th Floor
         Cleveland, OH  44114-2301        By: /s/ Henry W. Centa
         Attn:  Corporate Banking Div.        ----------------------------------
                                              Henry W. Centa, Vice President


Address: 1900 East Ninth Street           NATIONAL CITY BANK
         Cleveland, OH 44114-0756
         Attn: Metro/Ohio Division        By: /s/ Anthony J. DiMare
         Loc.# 2104                           ----------------------------------
                                              Anthony J. DiMare, Senior
                                              Vice President


         The undersigned consent and agree to and acknowledge the terms of this Sixth Amendment Agreement:

                                        CASTLE RUBBER COMPANY
                                        KAY HOME PRODUCTS, INC.
                                        GENERAL ALUMINUM MFG. COMPANY
                                        BLUE FALCON INVESTMENTS, INC.
                                        RB&W CORPORATION
                                        BLUE FALCON FORGE, INC.
                                        TOCCO, INC.
                                        THE AJAX MANUFACTURING COMPANY
                                        CICERO FLEXIBLE PRODUCTS, INC.
                                        SUMMERSPACE, INC.


                                        By: /s/ James S. Walker
                                            ------------------------------------
                                            James S. Walker, Treasurer of each
                                            of the Companies listed above


                                        and /s/ Ronald J. Cozean
                                            ------------------------------------
                                            Ronald J. Cozean, Secretary of each
                                            of the Companies listed above

                                     ANNEX 1



                                                           REVOLVING CREDIT      TERM LOAN
                                                              COMMITMENT         COMMITMENT            MAXIMUM
BANKING INSTITUTIONS                     PERCENTAGE              AMOUNT             AMOUNT              AMOUNT

KeyBank National Association,
f.k.a. Society National Bank                 35%              $ 17,500,000            $0             $ 17,500,000
NBD Bank                                     25%              $ 12,500,000            $0             $ 12,500,000
The Huntington National Bank                 25%              $ 12,500,000            $0             $ 12,500,000
National City Bank                           10%              $  5,000,000            $0             $  5,000,000
Mellon Bank, N.A.                             5%              $  2,500,000            $0             $  2,500,000
                                            ----              ------------            --             ------------

         TOTAL                              100%              $ 50,000,000            $0
         TOTAL COMMITMENT
         AMOUNT                                                                                      $ 50,000,000

                                    EXHIBIT A



                              REVOLVING CREDIT NOTE

$_______________                                               Cleveland, Ohio
                                                           As of April 11, 1995


         FOR VALUE RECEIVED, the undersigned PARK-OHIO INDUSTRIES, INC. (the "Borrower") promises to pay on April 11, 2001, to the order of _________ (the "Bank") at the Main Office of KeyBank National Association (successor by merger to Society National Bank), as Agent, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

_______________________________________________________________________DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower pursuant to Section 2.1 of the Credit Agreement, as hereinafter defined, whichever is less, in lawful money of the United States of America. As used herein, "Credit Agreement" means the Credit Agreement dated as of April 11, 1995, among Borrower, the banks named therein and KeyBank National Association, as Agent, as amended and as such agreement may be from time to time further amended, restated or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

         Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum which shall be determined in accordance with the provisions of Section 2.1A of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.1A; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

         The portions of the principal sum hereof from time to time representing Prime Rate Loans and LIBOR Loans, and payments of principal of any thereof, shall be shown on the records of Bank by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this Note.

         If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be two per cent (2%) in excess of the Adjusted Prime Rate from time to time in effect. All payments of principal of and interest on this Note shall be made in immediately available funds.

         In the event of a failure to pay interest or principal when the same becomes due, Bank may collect and Borrower agrees to pay a late charge of an amount equal to the greater of (a) ten per cent (10%) of the amount of such late payment, or (b) Twenty Five Dollars ($25).

         This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

         The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that the Agent or the Banks' attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the Agent or the Banks.


                                         PARK-OHIO INDUSTRIES, INC.

                                         By:____________________________________
                                            James S. Walker, Vice President

                                         and____________________________________
                                            Ronald J. Cozean, Secretary



"WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE."

                                   EXHIBIT C





                             COMPLIANCE CERTIFICATE

                                   For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

         (1) The undersigned is the duly elected Financial Officer, as defined in the Credit Agreement (as hereinafter defined) of PARK-OHIO INDUSTRIES, INC., an Ohio corporation ("Borrower");

         (2) The undersigned is familiar with the terms of that certain Credit Agreement, dated as of April 11, 1995, among the undersigned, the Banks, as defined in the Credit Agreement, and KeyBank National Association, as Agent (as the same may be amended, restated or otherwise modified, the "Credit Agreement", the terms defined therein and not otherwise defined in this Certificate being used herein as therein defined), and the terms of the other loan documents, and the undersigned has made, or has caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

         (3) The review described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes or constituted an Possible Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

         (4) The representations and warranties made by Borrower contained in the Credit Agreement are true and correct as though made on and as of the date hereof; and,

         (5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7, 5.8, 5.9, 5.10, 5.21 and 5.25 of the Credit Agreement, which calculations show compliance with the terms thereof.

         IN WITNESS WHEREOF, the undersigned has executed this certificate the ___ day of _________, 19___.


                                       PARK-OHIO INDUSTRIES, INC.

                                       By: _______________________________
                                       Title: ____________________________